UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 7, 2012, Carolyn Corvi was elected to the Board of Directors (the “Board”) of Allegheny Technologies Incorporated (the “Company”) as a Class II director, effective immediately, in connection with the Board increasing the number of directors constituting the Board from ten to eleven. Effective as of the same date, the Board appointed Ms. Corvi to serve on the Audit Committee and the Technology Committee of the Board. Ms. Corvi will stand for election at the Company’s 2013 Annual Meeting of Stockholders.

The Board has determined that Ms. Corvi is an independent director under applicable New York Stock Exchange listing requirements and the Company’s categorical Board independence standards, which are set forth in the Company’s Corporate Governance Guidelines.

As a non-employee director of the Board, Ms. Corvi will receive the standard compensation paid to other non-employee directors for service on the Board and pro rata compensation for her service as a director in 2012, which includes 1,050 shares of restricted stock granted to Ms. Corvi on September 7, 2012 upon her election to the Board.

There were no arrangements or understandings between Ms. Corvi and any other person pursuant to which Ms. Corvi was elected as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Ms. Corvi that are required to be disclosed by Item 404(a) of Regulation S-K.

The Company issued a press release on September 7, 2012 to announce the election of Ms. Corvi to the Board. The press release is set forth in its entirety and attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2012, the Board adopted an amendment and restatement of the Company’s prior Amended and Restated Bylaws. The principal differences between the Company’s Second Amended and Restated Bylaws, which became effective as of September 7, 2012 (the “Second Amended and Restated Bylaws”), and the Company’s prior Amended and Restated Bylaws are as follows:

Advance Notice Requirements

Section 2 of Article II of the Second Amended and Restated Bylaws explicitly provides that, other than nominations of directors (which must be made in compliance with Section 11 of Article III of the Second Amended and Restated Bylaws), Section 2 of Article II is the exclusive means by which a stockholder can submit business for an annual meeting of stockholders, other than proposals governed by Rule 14a-8 of the federal proxy rules. Section 2 of Article II of the Second Amended and Restated Bylaws requires a stockholder to provide the Company advance written notice of such business, generally between 75 and 90 days before the meeting. Section 2 of Article II also sets forth new required disclosures by a stockholder making such a proposal, including, among other things, disclosure of all derivative interests relating to securities of the Company held by such stockholder.

Section 11 of Article III of the Second Amended and Restated Bylaws requires a stockholder intending to make a director nomination at a meeting of stockholders to provide the Company advance written notice of such nominations, generally between 75 and 90 days before the meeting. Section 11 of Article III (i) explicitly provides that it is the exclusive means by which a stockholder can make such a nomination and (ii) sets forth new required disclosures with respect to a stockholder making such a nomination and the nominee, including, among other things, disclosure of all derivative interests relating to securities of the Company held by such stockholder and nominee.

Director Resignation Policy

Section 12 of Article III of the Second Amended and Restated Bylaws contains a newly adopted director resignation policy. Under this section, any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” such nominee’s election shall promptly tender his or her resignation to the Board. The Nominating and Governance Committee of the Board, or such other committee as may be duly authorized by the Board, shall evaluate the director’s tendered resignation and shall recommend to the Board whether to accept or reject such resignation or take other action. The Board shall act to accept or reject such a resignation within 90 days following the certification of the election results for the stockholder meeting at which the election of directors was held, and the Company thereafter shall publicly disclose the Board’s decision and its reasons therefor in accordance with Section 12 of Article III. Any director who tenders his resignation pursuant to Section 12 of Article III shall not participate in any consideration or action with respect to such resignation by the Board, the Nominating and Governance Committee or any other committee duly authorized by the Board to evaluate such resignation.

Miscellaneous

The Second Amended and Restated Bylaws also contain a number of conforming and other non-material changes, such as providing for electronic transmission of communications and clarifying the applicability of certain provisions to uncertificated shares as permitted by Delaware law, and other clarifications.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Second Amended and Restated Bylaws of Allegheny Technologies Incorporated.
99.1	Press Release dated September 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Dated: September 10, 2012